Exhibit 10.1

Purchase and Sale Agreement

AMONG

MAPLEWOOD APARTMENTS, LLC

RES APARTMENTS, LLC

BRIGHTON VILLAGE APARTMENTS, L.L.P.

MASARA PROPERTIES LIMITED PARTNERSHIP

GEORGETOWN COURT LIMITED PARTNERSHIP

MAURICE FILISTER PROPERTIES LP

ROSEDALE ESTATES NORTH, LLC

VALLEY VIEW APARTMENTS, LLC

as Sellers

and

STERLING PROPERTIES, LLLP

as Purchaser

Purchase and Sale Agreement

This Purchase and Sale Agreement (“Agreement”) made and entered into as of November ____, 2014 (the “Effective Date”), by and among those signatories listed on the signature pages hereto as “Sellers” (each a “Seller” and, collectively, the “Sellers”) and STERLING PROPERTIES, LLLP, a North Dakota limited liability limited partnership (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Sellers own certain multi-family residential projects located at the sites described on Exhibit A hereto.

WHEREAS, Sellers desire to sell to Purchaser and Purchaser desires to purchase from Sellers the “Properties”, as defined in Section 1.2, on the terms and conditions herein set forth.

NOW THEREFORE, in consideration of the foregoing, and in consideration of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Purchaser hereby agree as follows:

Article 1
Purchase and Sale

1.1Agreement of Purchase and Sale.  Subject to the terms and conditions hereinafter set forth, Sellers agree to sell and convey to Purchaser and Purchaser agrees to purchase from Sellers the following:

(a)each and all of those certain tracts or parcels of land more particularly described on Exhibit A, together with all and singular the rights and appurtenances pertaining to each such property, including any right, title and interest of Sellers in and to adjacent streets, alleys, or rights-of-way (the “Land”);

(b)the buildings, structures, fixtures and other improvements now or as of the “Closing Date”, as defined in Section 9.1, located on any of the Land (collectively, the “Improvements”);

(c)all of Sellers’ right, title and interest in and to all tangible personal property upon the Land or within the Improvements, including specifically, without limitation, all appliances, furniture, carpeting, draperies and curtains, tools and supplies, and any other items of personalty owned by Sellers and used exclusively in connection with the operation of the Land or the Improvements and all of Sellers’ interests in assignable leases of equipment used in connection with the operation of the Land or the Improvements (collectively, the “Personal Property”);

(d)all of Sellers’ right, title and interest in and to all agreements pursuant to which any portion of the Land or Improvements is used or occupied by anyone other than

Sellers, (collectively, the “Leases”), including any and all security deposits with respect to the Leases; Purchaser acknowledges that the Leases may change pursuant to Section 7.2 hereof;

(e)all of Sellers’ right, title and interest in and to all assignable contracts and agreements (collectively, the “Service Contracts”) listed and described on Exhibit B, relating to the upkeep, repair, maintenance or operation of the Land, Improvements or Personal Property which will extend beyond the Closing Date;

(f) all assignable warranties and guaranties existing with respect to the Improvements or the Personal Property and all assignable trade names and trademarks (except to the extent provided in Section 1.4(d)), licenses, permits, air rights, certificates of occupancy, signs, telephone listings and numbers (collectively, the “Intangibles”); and

(g)all leasing and property files and records which are maintained in connection with the continuing operation, leasing, service, repair and maintenance of any of the Properties and all environmental reports, surveys, architectural, structural, mechanical and electrical plans and specifications relating to any of the Properties that are owned by any Seller and in the possession or under the control of any Seller or reasonably available to Seller (the “Property Records and Plans”); provided however, for the avoidance of doubt, Property Financial Records, as hereinafter defined, shall not be sold or conveyed to Purchaser and shall constitute part of the Excluded Property, as hereinafter defined.

1.2Property Defined.  The Land, the Improvements, the Personal Property, the Leases, the Service Contracts, and the Intangibles constituting any single multi-family residential project is referred to herein as a “Property” and all of the Land, the Improvements, the Personal Property, the Leases, the Service Contracts and the Intangibles comprising all such multi-family residential properties are collectively referred to herein as the “Properties.”

1.3Real Property Defined.  The Land and the Improvements are sometimes referred to collectively as the “Real Property.”

1.4Excluded Property.  Notwithstanding anything contained herein to the contrary, the Purchaser is only purchasing the Property and without limitation of the foregoing, and for the avoidance of doubt, the following property or property interests are specifically excluded from the Properties to be sold, conveyed and transferred to Purchaser hereunder (the “Excluded Property”):

(a)cash, cash equivalents, any of Sellers’ banking and financial institution accounts and deposits and safety deposit boxes;

(b)the rights of Harvey Filister and Filister Enterprises to occupy certain portions of that Property commonly referred to as “Georgetown Court Apartments” as more particularly set forth in Section 15.21 hereof;

(c)any and all financial statements, financial records, books and records, operating statements, tax returns and other similar statements, records or information pertaining to the financial performance and operation of the Property (the “Property Financial Records”);

(d)trade names, trademarks, service marks, internet sites, domain names and logos with respect to “Filister” or “Filister Enterprises” or substantially similar names;

(e)that certain vacant land located near the project commonly referred to as “Rosedale Estates South” as more particularly described on Exhibit C hereto; and

(f)any other items of property set forth on Exhibit C hereto.

1.5Permitted Exceptions.  The Properties will be conveyed subject to the matters which are, or are deemed to be, Permitted Exceptions pursuant to Article 3 hereof (the “Permitted Exceptions”).

Article 2
Purchase Price & Earnest Money

2.1Purchase Price.  The purchase price for the Properties (the “Purchase Price”) is $103,300,000.

2.2Payment of Purchase Price.  The Purchase Price is payable in full at Closing, without reduction, adjustment or setoff (other than as expressly authorized with respect to the Earnest Money set forth in Article 2 and the closing adjustments and prorations set forth in Article 9), by Federal Reserve wire transfer of immediately available funds to the escrow account of Title Insurer for the benefit of Sellers or to such other account or accounts designated by Sellers in writing to Purchaser at or prior to Closing.

2.3Allocation of Purchase Price.  Sellers and Purchaser hereby agree that the Purchase Price shall be allocated among the Properties as set forth on Exhibit D hereto.

2.4Earnest Money.

(a)Within two (2) business days after the Effective Date, Purchaser shall: (i) deposit with First American Title Insurance Company, 801 Nicollet Mall, Suite 1900, Minneapolis, Minnesota, as escrow agent (the “Title Insurer”), the sum of $800,000 (the “Initial Deposit”) as earnest money (together with any and all interest earned thereon, the “Earnest Money”) in immediately available funds by Federal Reserve wire transfer or cashier’s check; and (ii) pay to Sellers in immediately available funds by Federal Reserve wire transfer or cashier’s check the sum of $200,000 as a signing bonus which signing bonus shall be non-refundable to Purchaser notwithstanding termination of this Agreement by Purchaser (the “Signing Bonus”).  The Title Insurer shall invest the Earnest Money in U.S. government insured interest-bearing accounts satisfactory to Purchaser.  Such account shall have no penalty for early withdrawal, and Purchaser accepts all risks with regard to such account.  Within two (2) business days after the date that Purchaser delivers the Acceptance Notice pursuant to Section 4.7 below, Purchaser shall deposit with the Title Insurer an additional sum of $1,000,000 as additional earnest money (the “Additional Earnest Money”).  Once the Additional Earnest Money is deposited with the Title Insurer, the term “Earnest Money” as used in this Agreement shall mean the Initial Deposit and the Additional Earnest Money, collectively, and all interest earned thereon.

(b)All Earnest Money will be applied at Closing as a credit to the Purchase Price or otherwise disbursed as set forth in this Agreement.

Article 3
Title and Survey

3.1Sellers’ Title and Survey Deliveries.  Sellers shall, at Sellers’ sole, expense, within seven (7) days after the Effective Date, deliver to Purchaser:

(a)copies of any existing policies of title insurance for any of the Properties that any Seller may have in its possession or under its control; and

(b)copies of any survey of any Land that any Seller may have in its possession or under its control.

Purchaser shall coordinate with Sellers to obtain an update of the Existing Surveys (the “Updated Surveys’) at Purchaser’s expense.

3.2Title Examination and Survey. Sellers shall, at Sellers’ sole expense, within fifteen (15) days after the Effective Date, obtain and deliver to Purchaser (i) a title insurance commitment (the “Title Commitment”) issued by the Title Insurer, pursuant to which the Title Insurer shall agree to issue to Purchaser an ALTA owner’s policy of title insurance (the “Title Policy”) in the amount of the Purchase Price, insuring marketable fee simple title to the Real Property vesting in Purchaser upon recording of the Deeds, subject only to the Permitted Exceptions; and (ii) complete, legible copies of all exception instruments listed in the Title Commitment.  Purchaser shall complete its examination of title to the Properties, including, without limitation, matters of survey disclosed by the Updated Surveys, prior to the expiration of the Inspection Period (as hereinafter defined) (the “Title Review Period”).  Prior to the expiration of the Title Review Period, Purchaser shall notify Sellers in writing of any objections that Purchaser has to the title to the Properties as reflected in the Title Commitment and the Updated Survey (“Title Objections”).  Sellers shall have the right, but not the obligation, to cure any matters objected to by Purchaser; provided that (whether or not identified in the Title Objections) (i) Sellers shall be required, at Closing, to cause any mortgage, deed of trust or other encumbrance securing payment of indebtedness to be satisfied of record, cause any mechanic’s, materialman’s or supplier’s liens to be satisfied of record, and (ii) Sellers shall, at their sole cost and expense, deliver or cause to be delivered to Title Insurer such affidavits, as are reasonably and customarily required by the Title Insurer to deliver the Title Policy without the standard exceptions relating to rights of parties in possession (other than the rights of Tenants, as tenants only, under the Leases), mechanic’s liens, and easements or claims of easements not of record.  Sellers shall use good faith efforts to, within ten (10) business days after Sellers’ receipt of the Title Objections, inform Purchaser in writing whether it elects to cure or remove such Title Objections prior to Closing.  If, within ten (10) business days after Sellers’ receipt of the Title Objections, Sellers fail to notify Purchaser that they elect to cure or remove such Title Objections prior to Closing, Purchaser may either (i) terminate this Agreement within two (2) business days thereafter (in which case Purchaser shall be entitled to a return of the Earnest Money), or (ii) waive such Title Objections.  In the event Purchaser terminates this Agreement pursuant to clause (i) because of Seller’s failure or unwillingness to cure any Title Objection that, if left uncured, makes any title to the Property unmarketable or uninsurable, Purchaser shall be entitled to a return of the Earnest Money and a refund of the Signing Bonus.  In the event Purchaser does not elect to terminate this Agreement as set forth in the preceding sentence, all Title Objections and all other matters affecting title to the Property reflected on the last Title Commitment issued prior to the expiration of the Inspection Period and on the Updated Survey, which Sellers have not otherwise elected in writing to cure or is obligated to cure as provided in this Section, shall constitute permitted title exceptions approved by Purchaser (the “Permitted Exceptions”) for all purposes of this Agreement.

3.3Subsequent Title Defects.  In the event any adverse matter affecting title to the Properties arises or is first disclosed to Purchaser after the expiration of the Title Review Period (a “Subsequent Title Defect”), and Purchaser did not have notice of such matter as of the end of the Inspection Period, then the following provisions shall apply:

(a)If the matter is one which was caused by an act or omission by Sellers and can be cured solely by the payment of money, then Sellers shall be obligated to cure such title defect not later than Closing by either discharging the matter by payment, posting a bond for payment, or by causing Title Insurer to affirmatively inure over the matter.

(b)In the event the matter is not of the type described in Section 3.3(a), above, Purchaser shall notify Seller within three (3) days of the date it becomes aware of the Subsequent Title Defect and Seller shall, within three (3) days after Sellers’ receipt of the notice of Subsequent Title Defect, inform Purchaser in writing whether it elects to cure or remove such Subsequent Title Defect prior to Closing.  If the Sellers do not elect to cure such matter, then Purchaser must elect to either (i) to terminate this Agreement, in which case the Earnest Money will be refunded in full to Purchaser, and thereupon this Agreement shall be null and void and of no further force and effect whatsoever, except for the terms of this Agreement which expressly survive termination by Purchaser; or (ii) to waive such title defect and proceed with Closing pursuant to the terms and conditions hereof without offset or other credit or adjustment to the Purchase Price.  In the event Purchaser elects to terminate pursuant to the preceding clause, (i) Purchaser must provide Sellers with prompt written notice of such election not later than three (3) business days after written notice to Purchaser of such Subsequent Title Defect, but in no event later than Closing.  In the event Purchaser terminates this Agreement pursuant to clause (i) because of Seller’s failure or unwillingness to cure any Subsequent Title Defect that, if left uncured, makes any title to the Property unmarketable or uninsurable, Purchaser shall be entitled to a return of the Earnest Money and a refund of the Signing Bonus.  A failure to make an affirmative election to terminate pursuant to the preceding clause (i) shall be deemed an election pursuant to clause (ii) to waive such matter.

Article 4
INFORMATION, INSPECTION AND FINANCING

4.1Sellers Deliveries.  Sellers have made available, or within ten (10) business days after the Effective Date will make available, to Purchaser the “Information Documents”, as hereinafter defined, to the extent the same are in the possession or under the control of any of Sellers.  Information Documents means:

(a) a copy of the current (as of the date of delivery) (i) rent roll for each Property, (ii) one or more schedules of the Leases on each Property which singularly or collectively set forth the duration of each Lease, the rent payable under each Lease, the security or other deposit held pursuant to such Lease, and the status of rental payments under such Lease (the items set forth in clauses (i) and (ii) hereinafter collectively referred to as the “Rent Roll”), and (iii) a list of all delinquent rents.

(b)access, at the management offices of each of the Properties, to copies of the Leases and all of the tenant files relating to the Leases and the use and occupancy by the tenants under the Leases for the respective Property;

(c)copies of the Service Contracts;

(d)unaudited monthly profit and loss statements for each Property for January 2012 through the month end immediately preceding the date hereof;

(e)copies of real estate tax statements for taxes payable in 2012, 2013 and 2014;

(f)copies of all environmental reports, architectural and engineering studies and reports, and other reports by third-party consultants pertaining to the environmental condition of the Real Property, the structural condition of the Real Property, the condition of the building systems within the Improvements, and other matters pertaining to the Real Property (the “Third-Party Reports”);

(g)copies of any notices of violations of any federal, state, municipal or other health, fire, building, zoning, safety, environmental protection or other applicable codes, laws, rules, regulations or ordinances relating or applying to the Real Property;

(h)copies of utility bills for each Property for the most recent twelve (12) months;

(i)a listing of capital improvements to each Property costing more than $5,000 made between January 2012 and the date hereof;

(j)copies of all current licenses, permits (including pool permits) and authorizations required for the operation of each Property; and

(k)copies of any warranties or guaranties relating to any Improvements or Personal Property.

Property Records and Plans, if and to the extent available, will be located on-site for review by Purchaser.  Within three (3) business days after receipt of a written request from Purchaser, Sellers will provide such other information relating to the Property that is specifically requested by Purchaser of Sellers before the expiration of the Inspection Period to the extent such information is in the possession or control of Sellers or reasonably available to Sellers.

4.2Reliability of Information.  The Information Documents, Property Records and Plans and any additional information requested by Purchaser are being furnished to Purchaser for information purposes only and Sellers make no representation or warranty of any kind or nature as to the reliability or accuracy thereof except as otherwise expressly provided herein.  Purchaser further acknowledges and agrees that it is accepting the Information Documents and other documents with the understanding that some or all of the information therein has been compiled by persons and entities other than Sellers, and Sellers have not certified and do not independently certify that the information contained therein is true, correct or complete in any respect.  With respect to the Third-Party Reports, Purchaser further acknowledges and agrees that it understands and has been informed by Sellers that Sellers have not and do not adopt or ratify the findings of the Third-Party consultants that prepared the Third-Party Reports, do not represent that the Third-Party Reports are accurate in all respects, and do not warrant or represent that the Third-Party Reports can or should be relied upon by Purchaser in making its investment decisions concerning any of the Properties.

4.3Inspection Period Defined.  As used in this Agreement, the term “Inspection Period” means the period commencing on the Effective Date and ending at 5:00 p.m., Central Time on the thirtieth (30th) day following the Effective Date.

4.4Purchaser’s Obligation to Inspect.  During the Inspection Period, Purchaser agrees that it will inspect the Properties and otherwise use due diligence to determine the suitability of the Properties as an investment by Purchaser, at its sole cost and expense.  In addition to such other activities that Purchaser may determine to be appropriate to carry out such due diligence, Purchaser may do any or all of the following activities: (a) examine the books and records with respect to each Property; (b) interview the principal maintenance supervisor with respect to the operation and management of the Improvements for each Property; (c) examine the physical structures and components of the Improvements, including, without limitation, the life safety systems, electrical, mechanical, and HVAC systems; (d) conduct studies to determine that each Property and the operation thereof complies with all requirements of all governmental agencies and authorities having jurisdiction with respect thereto, including, without limitation matters of zoning, building code compliance and compliance with the Americans with Disabilities Act; (e) make such studies and investments, conduct such tests and surveys and engage such independent contractors, environmental engineers, environmental consultants, and experts as necessary to enable Purchaser to evaluate any and all environmental risks associated with the ownership and operation of the Real Property and its compliance with “Environmental Laws” (as defined in Section 5.7); and (f) otherwise conduct a complete and thorough investigation and examination of the Properties.  To the extent Purchaser does not currently have available its own employees who are competent to conduct such examinations and inspections, Purchaser shall retain such consultants, independent contractors and other professional advisors as Purchaser deems necessary.  Purchaser’s access to the Properties shall be governed by the Access Agreement dated October 9, 2014 by and between GOLDMARK Property Management, Inc., an affiliate of Purchaser, and Sellers (the “Access Agreement”).  To the extent the provisions of this Agreement and the Access Agreement conflict, the Access Agreement shall control.

4.5Financial Information.  Sellers acknowledge that Purchaser is subject to the reporting requirements of the Securities Exchange Act of 1934. In the event Purchaser will be required to file a Current Report on Form 8-K (including any required exhibits, financial statements or audit opinion, if applicable) with the U.S. Securities and Exchange Commission (the “SEC”) due to the acquisition of the Properties, Sellers agree to provide Purchaser with financial information regarding the Properties; provided, however, that Sellers shall not be responsible for reviewing, signing, consenting to, or in any other way responsible for the content of, the Form 8-K or any exhibits or financial statements filed therewith, nor shall Sellers be required to sign any certifications or other supporting documents requested by Purchaser’s auditors.  The financial information required may include, to the extent available, balance sheets and statements of income, statements of cash flow and statements of changes in equity for Sellers, bank statements, operating statements, general ledgers, cash receipts schedules, invoices for expenses and capital improvements, insurance documentation, and accounts receivable aging related to the Property (collectively, the “Financial Information”).  Sellers agree to use commercially reasonable efforts to cooperate with Purchaser in providing property records and financial information that Purchaser may require in order to prepare the Form 8-K; provided, however, that Sellers shall not be required to incur any additional cost or expense in connection with providing any of the information described in this Section 4.5.  The provision of information described in this Section 4.5 by Sellers shall not be deemed to alter or expand in any way the representations and warranties of the Sellers in this Agreement.  This Section 4.5 shall survive the Closing for a period of ninety (90) calendar days following the Closing Date.

4.6Purchaser’s Right to Terminate Prior to Expiration of Inspection Period; Requirement of Acceptance Notice.  At any time prior to the expiration of the Inspection Period, Purchaser, in Purchaser’s sole and absolute discretion, will have the right to elect to terminate this Agreement if Purchaser determines that any of the Properties are not suitable to Purchaser for any reason or for no reason.  Any such election must be in writing, made on or before the expiration of the Inspection Period, and upon receipt thereof by Sellers and Title Insurer, the Earnest Money will be refunded in full to Purchaser, and this Agreement shall be null and void and of no further force and effect whatsoever, except for the terms of this Agreement which expressly survive termination.  If Purchaser does not wish to terminate this Agreement effective as of the expiration of the Inspection Period, Purchaser shall deliver to Sellers, prior to the expiration of the Inspection Period, a written notice of acceptance of the Properties (“Acceptance Notice”).  If Purchaser fails to timely deliver the Acceptance Notice to Sellers as provided by this Section 4.6, then the Earnest Money will be refunded in full to Purchaser, and this Agreement shall be null and void and of no further force or effect whatsoever, except for the terms of this Agreement which expressly survive termination.

4.7Continuing Agreement.  If Purchaser delivers the Acceptance Notice to Seller prior to the expiration of the Inspection Period, then:  (a) this Agreement will remain in full force and effect, and (b) Purchaser will be deemed to have accepted each of the Properties on an “As Is” basis, subject only to the terms of this agreement, and (c) except as provided in Section 3.3, Purchaser will be deemed and agreed to accept title to the Properties subject to the Permitted Exceptions.  If Purchaser delivers the Acceptance Notice to Sellers prior to the expiration of the Inspection Period, then Sellers’ sole obligation with respect to the physical condition of the Properties will be to deliver possession thereof to Purchaser in substantially the same physical condition, normal wear and tear excepted, as existed as of the date on which the Acceptance Notice is delivered to Sellers (the “Acceptance Date”).  Purchaser has agreed to accept possession of each of the Properties at Closing on an “As

Is” basis.  Sellers and Purchaser agree that the properties will be sold “As Is” and except as expressly set forth IN ARTICLE 5 (and subject to the limitations SET FORTH IN SECTION 15.17), such sale will be without representation or warranty by SellerS of any kind or nature, express or implied (including, without limitation, warranties or representations of past performance, income potential, operating expenses, uses, merchantability or fitness for a particular purpose), and sellers hereby disclaim and renounce any such representation or warranty.

4.8“AS IS” Defined.  As used in this Agreement, the term “As Is” means, as the Properties exist as of the expiration of the Acceptance Date, including, without limitation, all faults, defects, claims, liens, and other conditions of every kind or description with respect to (a) physical and environmental condition of the Properties, including defects seen and unseen, patent and latent, and conditions natural and artificial, (b) the Permitted Exceptions, (c) the Service Contracts, (d) the financial operation of the Properties, (e) compliance with all laws, ordinances, rules and regulations to which any of the Properties are subject, (f) all claims, demands, actions or causes of action that relate in any way to any of the Properties or the ownership or operation thereof, whether known or unknown, and (g) all other matters related in any way to the ownership and operation of any of the Properties, whether known or unknown.

4.9.Confidential Information.  Purchaser acknowledges and agrees that Sellers, and certain of their affiliates  may have the following confidential information concerning the Properties:  state and federal income tax returns and filing information, internal evaluations and appraisals, loan files pertaining to mortgage financing obtained or considered for the Properties by Sellers or their agents, advisors, and contractors, personnel files related to present and past employees of Sellers and their affiliates, and privileged attorney-client communications.  Purchaser hereby disclaims any interest in examining any such confidential information and agrees that such information does not constitute a part of the Information Documents and that the withholding of such information is not in violation of any duty or obligation owed to Purchaser under this Agreement or otherwise, regardless of the content thereof.

4.10Information from Agents.  In making its investment decisions with respect to the Properties, including its decision to elect or not elect to terminate this Agreement during the Inspection Period, subject to the terms of Section 15.1 of this Agreement, Purchaser may interview Sellers’ maintenance supervisors, the other parties to the Service Contracts, and, with Sellers’ prior written consent, Sellers’ employees.  Although Sellers are willing to cooperate with Purchaser in connection with its due diligence activities and will instruct Sellers’ employees to cooperate with Purchaser and its agents, contractors and consultants, Sellers are unwilling to sell the Properties to Purchaser unless there is a clear understanding among the parties hereto that Sellers shall not have any liability with respect to any opinions, statements, warranties, representations, or other information furnished to Purchaser by any third party regarding any of the Properties including, without limitation, any such employees, agents, contractors, and/or investment advisors.  Accordingly, Purchaser releases and discharges Sellers from any and all damage, injury, or loss suffered by Purchaser as a result of: (a) any and all such statements, information, opinions and other matters furnished by any such parties with respect to the

Properties and (b) any omission to disclose information or withholding of information by any employees, agents, contractors, and investment advisors of Sellers.

4.11Financing Period Defined; Purchaser’s Right to Terminate Prior to Financing Deadline.  Purchaser shall have a period of time (the “Financing Period”) within which to promptly apply for, and thereafter use commercially reasonable efforts to obtain, satisfactory financing for Purchaser’s acquisition of the Properties pursuant to this Agreement.  The Financing Period shall begin on the Effective Date and shall continue until 5:00 p.m. Central Time on the thirtieth (30th) day following the Effective Date (the “Financing Deadline”).  If Purchaser is unable to obtain such satisfactory financing by the Financing Deadline, then Purchaser shall, on or prior to the Financing Deadline, notify Sellers and Title Insurer in writing (the “Financing Notice”) that Purchaser has not obtained satisfactory financing and has elected to terminate this Agreement, whereupon this Agreement will be deemed terminated by Purchaser effective as of the date of the Financing Notice, the Earnest Money will be refunded in full to Purchaser and this Agreement shall be null and void and of no further force and effect whatsoever, except for the terms of this Agreement which expressly survive termination.  Purchaser’s failure to timely deliver a Financing Notice to Sellers as provided by this Section 4.11 shall conclusively be deemed Purchaser’s waiver of its right to terminate this Agreement pursuant to this Section 4.11.

Article 5
Sellers’ Warranties & Representations

Sellers hereby represent and warrant to Purchaser that:

5.1Seller’s Authority.  Each Seller: has been duly organized and is validly existing under the laws of the State of Minnesota; is duly qualified to do business and is in good standing in the State of Minnesota; and has full right, power and authority to enter into this Agreement and to transfer the Properties as provided in this Agreement and to carry out Purchaser’s obligations hereunder, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations hereunder have been, or by the Closing will have been, taken.  The consummation of the transactions contemplated hereby will not violate any laws or any agreements or obligations by which any Seller is bound.  The person signing this Agreement on behalf of each Seller is authorized to do so and may bind such Seller without the joinder, consent, or cosignature of any other person.

5.2No Litigation.  Except as set forth on Exhibit F attached hereto, to Sellers’ and Sellers’ immediate predecessors in interests knowledge, there is no action, suit, arbitration, claim, unsatisfied order or judgment pending against any of the Properties or the transactions contemplated by the Agreement, wherein any Seller is a plaintiff, defendant or other named party, which if adversely determined, could individually or in the aggregate reasonably be expected to materially and adversely affect the Properties or the operation thereof or interfere with the consummation of the transaction contemplated by this Agreement.

5.3The Leases.  A Seller is the lessor landlord or landlord or the successor lessor or landlord under each of the Leases. Except as set forth in the Rent Roll (as the same may be updated from time to time), and except as set forth on Exhibit B, there are no other leases or occupancy agreements to which any Seller is a party affecting any of the Real Property and there are no adverse parties or other parties in possession of any of the Real Property except for the tenants set forth therein and their guests.  There are no lease brokerage agreements, leasing commission agreements, or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to any of the Real Property other than as disclosed in Exhibit B.

5.4Notices of Violations or Actions.  Except as set forth on Exhibit G, neither Sellers, nor Sellers’ immediate predecessors in interest, have received any written notification from any governmental or public authority, nor do Sellers have knowledge that any of the Real Property is in violation of any applicable fire, health, building, use, occupancy, zoning or other similar laws, statutes, ordinances, directives, orders, regulations and requirements affecting any of the Real Property, where such violation remains outstanding and, if unaddressed, would have a material adverse effect on the use of any of the Properties as currently owned and operated.  Sellers do not have knowledge nor have Sellers received, prior to the Effective Date, any written notification from any governmental or public authority that any of the Real Property is the subject of any pending or threatened condemnation proceedings.  Seller is proceeding with remedying those violations identified on Exhibit G.

5.5Other Agreements.  Sellers have not entered into any currently effective agreement, other than this Agreement, to convey title to any of the Properties or any part thereof.

5.6Environmental Matters.  Except as set forth in any environmental assessment reports in Sellers’ possession and delivered to Purchaser or as set forth on Exhibit H hereof or as otherwise disclosed in writing to Purchaser prior to the date hereof (i) neither Sellers, nor Sellers’ immediate predecessors in interest, have during the past ten (10) years, received any written notification with respect to the Real Property that any governmental or quasi-governmental authority has determined that there are any violations of any Environmental Laws, and (ii) neither Sellers, nor Sellers’ immediate predecessors in interest, are aware of the existence of any such violations of Environmental Laws with respect to any of the Properties.  As used in this Agreement, “Environmental Laws” means collectively the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (commonly known as “CERCLA”), as amended, the Superfund Amendments and Reauthorization Act (commonly known as “SARA”), the Resource Conservation and Recovery Act (commonly known as “RCRA”), or any other federal, state or local environmental legislation or ordinances applicable to the Real Property.  Except as aforesaid, Sellers make no representation whatsoever regarding: (a) compliance with Environmental Laws, or (b) the presence, location or scope of (i) any materials, waste, contaminates, pollutants, or other substances or conditions which are toxic, dangerous, radioactive, disease causing, carcinogenic, infectious, caustic, or contain petroleum products or by-products, asbestos, heavy metals, or are defined as toxic, dangerous to health or otherwise hazardous by reference to any Environmental Laws or (ii) mold or any other microbial infestation.  Sellers have submitted materials and information to the Minnesota Pollution Control Agency (“MPCA”) to obtain Site File Closure Letters for 900 West County Road D and 1100 West County Road D (the “Site File Closure Letters”) and agree to reasonably cooperate with all requests of the MPCA from and after the date hereof.

5.7Service Contracts.  To Sellers’ knowledge Exhibit B is a true, correct and complete list, in all material respects, of the Service Contracts in effect with respect to the Properties as of the Effective Date of this Agreement.  The Service Contracts delivered to Purchaser are true, complete and accurate copies of the same.

5.8Knowledge Defined.  References to the “knowledge” of Sellers, and Sellers’ immediate predecessors in interest, shall refer only to the actual knowledge, after due investigation, of Harvey Filister, and shall not be construed, by imputation or otherwise, to refer to the knowledge of any other person.

5.9Statutory Disclosures.  To Seller’s knowledge, (a) except as set forth on Exhibit H, there are no “Wells” on the Properties within the meaning of Minn. Stat. Ch. 103I.005, (b) for purposes of Minn. Stat. Section 116.48, there are no underground or aboveground storage tanks on the Properties except as set forth on Exhibit H nor have the Properties contained any such tank that has had any release, (c) except as set forth on Exhibit H, for purposes of Minn. Stat. Section 155.55, Subdivision 6, the sewage on the Properties goes to a facility permitted by the Minnesota Pollution Control Agency, and (d) for purposes of Minn. Stat. 152.0275, Subdivision 2(m), methamphetamine production has not occurred on the Properties.

5.10Vacancies.  Exhibit E sets forth the vacant units at the Properties as of November 1, 2014.

5.11Lead Paint Disclosure. Except as set forth on Exhibit H, Seller has no reports or records pertaining to lead-based paint and/or lead-based paint hazards in the Properties.

5.12Subsequent Events. In the event any of the representations and warranties contained herein becomes untrue, the effect of which would be to materially and adversely affect the Properties or the operation thereof, prior to the date of the Closing as a result of information received by Sellers or occurrences subsequent to the Effective Date hereof or otherwise, Sellers shall promptly notify Purchaser (a “Subsequent Event”). Any disclosure of a Subsequent Event shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 8.1 have been satisfied; provided, however, that if Purchaser does not elect to terminate this Agreement within seven (7) business days of its receipt of notice of such Subsequent Event, then Purchaser shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under this Agreement.  Purchaser shall have the right to terminate this Agreement within seven (7) business days of its receipt of notice of a Subsequent Event by providing written notice to Sellers, and upon such notice the Earnest Money and Signing Bonus shall promptly be returned to Purchaser.

Article 6
Purchaser’s Warranties & Representations

Purchaser hereby represents and warrants to Sellers that:

6.1Purchaser’s Authority.  Purchaser is a limited liability limited partnership duly organized and validly existing in the State of North Dakota and has the full right, power and authority to enter into this Agreement and to purchase the Properties as provided in this Agreement and to carry out Purchaser’s obligations hereunder, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations hereunder have been, or by the Closing will have been, taken.  The consummation of the transactions contemplated hereby will not violate any laws or any agreements or obligations by which Purchaser is bound.  The person signing this Agreement on behalf of Purchaser is authorized to do so and may bind the Purchaser without the joinder or cosignature of any other person.  Purchaser’s Common Shares of Beneficial Interest are, and are required to be, registered pursuant to the Securities Exchange Act of 1934, and Purchaser is required by the Securities Exchange Act of 1934 to file certain periodic and current reports with the SEC.

6.2No Litigation.  There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate interfere with the consummation of the transaction contemplated by this Agreement.

6.3Sophisticated Investor.  Purchaser is a sophisticated buyer of real estate that specializes in the investment in and ownership and operation of income producing real estate.  Purchaser has the ability through its own employees, or through agents, independent contractors, consultants or other experts with whom it has a relationship, to evaluate fully the investment characteristics of each of the Properties and to assess fully all issues pertaining to title to each of the Properties, the assumption by Purchaser of the Leases and the Service Contracts, the value of the Properties, the ability of Purchaser to obtain financing, the physical and environmental condition of each of the Properties, and the compliance of each of the Properties and the operation thereof with all applicable laws, rules, and regulations of any and all governmental agencies having jurisdiction with respect thereto, and the past and future economic performance of any of the Properties.  Accordingly, except for the express warranties and representations made by Sellers in Article 5 hereof, Purchaser has not relied and will not rely upon any warranty, representation, statement of fact, or other information made by or furnished on behalf of Sellers or any of their employees, affiliates, agents, broker, investment advisors, consultants, contractors, or others, but is instead relying solely upon its own investigations, assessments, evaluations, and those of its own employees, agents, independent contractors, consultants, investment advisors and other experts with whom it is dealing in connection with the transactions contemplated by this Agreement.

6.4Lead Paint Acknowledgement.  Purchaser has (i) reviewed the Lead Warning Statement set forth on Exhibit H, (ii) received the pamphlet Protect Your Family from Lead in Your Home, available at www2.epa.gov/lead/protect-your-family-lead-your-home, and (iii) will independently conduct a risk assessment or inspection for the presence of lead-based paint and/or lead-based paint hazards on the Properties.

Article 7
Covenants and Executory Agreements
Pending Closing

7.1Purchaser’s Due Diligence.  If this Agreement is terminated for any reason, Purchaser will promptly furnish to Sellers any and all studies, reports and other information obtained from Third-Party Consultants with respect to the physical and environmental condition of any of the Properties.

7.2Operations Pending Closing.  From and after the Effective Date and continuing through Closing, Sellers will operate and maintain each of the Properties in a manner consistent with the manner in which Sellers have operated and maintained each such Property prior to the Effective Date.  Sellers shall keep the Real Property insured in accordance with Sellers’ existing insurance program and Sellers shall notify Purchaser in writing of any damage to the Real Property caused by fire, act of God or other casualty if the estimated cost to repair such damage exceeds the sum of Fifteen Thousand Dollars ($15,000).  From and after the Effective Date through Closing, Sellers shall not (i) sell, encumber, pledge, or otherwise transfer or dispose of all or any part of any Property, (ii) enter into any new written service contracts with respect to any Property that will not be cancelable by Purchaser upon thirty (30) days’ notice without penalty or fee, or modify, cancel, extend, renew or otherwise change any Service Contract that will not be cancelable by Purchaser upon thirty (30) days’ notice without penalty or fee, (iii) cause or permit any change to the status of Sellers’ title to the Real Property after the expiration of the Inspection Period or (iv) lease any apartment unit in any Property, or modify any existing Lease, other than (a) on the terms and conditions in Seller’s standard lease form, (b) for a term not to exceed 12 months, and (c) at a rent not less than the rents shown on the Rent Roll.  Purchaser shall cooperate with Sellers in obtaining necessary consents and assignment documentation related to the Service Contracts.

7.3Insurance.  From the Effective Date through Closing, Sellers shall maintain in full force and effect insurance on the Real Property in accordance with past practices and, within five (5) days after the occurrence thereof, Sellers shall notify Purchaser in writing of any damage to the Real Property caused by fire, act of God or other casualty if the estimated cost to repair such damage exceeds the sum of Fifty Thousand Dollars ($50,000).

Article 8
Conditions to Closing

8.1Conditions to Purchaser’s Obligations.  Purchaser’s obligation to close the purchase and sale of the Properties is conditioned upon satisfaction of each and every one of the following conditions precedent:

(a)Sellers shall have performed and observed in all material respects all covenants and agreements to be performed by Sellers;

(b)All of the representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects as of the Closing Date; and

(c)The Properties shall be in substantially the same physical condition, ordinary wear and tear excepted, as they were on the Acceptance Date.

If all of the conditions set forth in this Section 8.1 have not been satisfied on the Closing Date, then Purchaser may elect to (i) unilaterally, as its only remedy, cancel this Agreement by notice to Sellers in which case the Earnest Money shall be immediately returned to Purchaser or (ii) Purchaser may waive such unsatisfied condition(s) and proceed to Closing.  If Purchaser fails to deliver notice of its election of clause (i) of the immediately preceding sentence within three (3) days after the Closing Date, Purchaser shall be deemed to have elected clause (ii) hereof.

8.2Conditions to Seller’s Obligations.  Sellers’ obligation to close the purchase and sale of the Properties is conditioned upon satisfaction of each and every one of the following conditions precedent:

(a)Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed by Purchaser under this Agreement; and

(b)All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date.

If all of the conditions set forth in this Section 8.2 have not been satisfied on the Closing Date, then Sellers may elect to (i) unilaterally, as their only remedy, cancel this Agreement in the manner provided in Minnesota Statutes § 559.21 et. seq. whereupon the Earnest Money shall be delivered to Sellers and Purchaser shall have no further right or interest therein, (ii) pursue any other remedies available at law or in equity or (iii) Sellers may waive such unsatisfied condition(s) and proceed to Closing.  If Sellers fail to deliver notice of its election of clause (i) or clause (ii) of the immediately preceding sentence within three (3) days after the Closing Date, Sellers shall be deemed to have elected clause (iii) hereof.

Article 9
Closing

9.1Time and Place.  The consummation of the transaction contemplated hereby (“Closing”) shall be held at the offices of Title Insurer at 9:00 p.m. Central Time on a mutually acceptable date to Purchaser and Sellers, but in no event later than January 15, 2015 (“Closing Date”); provided, however, that in the event Sellers have not received the Site File Closure Letters on or before January 15, 2015, the Closing Date may be extended until the earlier of five (5) days after the Site File Closure Letters have been received from the MPCA or February 4, 2015.  At Closing, Sellers and Purchaser shall perform their respective obligations set forth in this Article 9 and elsewhere in this Agreement (to the extent not previously performed), and the performance by each of them shall be a concurrent condition of the performance of the obligations of the other.

9.2Seller’s Obligations at Closing.  At Closing, each Seller shall:

(a) execute and deliver to Purchaser, in recordable form, a Limited Warranty Deed in the form of Exhibit I (each a “Deed” and, collectively the “Deeds”), conveying good and marketable fee simple title to the Land and Improvements owned by such Seller, subject only to the Permitted Exceptions;

(b)execute and deliver to Purchaser a Bill of Sale in the form of Exhibit J (the “Bill of Sale”), conveying the Personal Property owned by such Seller with a limited warranty of title;

(c)execute and deliver to Purchaser an Assignment and Assumption of Leases in the form attached hereto as Exhibit K, pursuant to which such Seller will transfer and assign to Purchaser its interest in the Leases to which such Seller is a party and Purchaser shall assume all obligations of such Seller arising from and after the Closing Date with respect thereto;

(d)execute and deliver to Purchaser an Assignment and Assumption of Service Contracts in the form attached hereto as Exhibit L pursuant to which such Seller shall assign (to the extent its interests are assignable) to Purchaser its interest in the Service Contracts and Purchaser shall assume all of such Seller’s obligations arising from and after the Closing Date with respect thereto;

(e)execute and deliver to Purchaser a General Assignment of Intangibles in the form attached hereto as Exhibit M pursuant to which such Seller shall assign to Purchaser its interest in the Intangibles associated with the Property owned by such Seller;

(f)join with Purchaser in the execution of a Tenant Notice in the form of Exhibit N which Purchaser shall send to each tenant under Leases of the Real Property (collectively, the “Tenants”) owned by such Seller within ten (10) days after Closing, informing such Tenant of the sale of the Property and of the assignment to Purchaser of such Seller’s interest in, and obligations under, the Leases (including, if applicable, any security deposits) and directing all that rent and other sums payable after the Closing under each such Lease shall be paid as set forth in the notice;

(g)execute and deliver to Purchaser owner’s/seller’s title affidavit in customary form;

(h)execute and deliver to Purchaser a certificate of Non-Foreign Status in the form of Exhibit O, duly executed by such Seller, stating that such Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act;

(i)cause the delivery to Purchaser, at the Real Property, of the Leases, Service Contracts and licenses and permits, if any, in the possession of such Seller, together with the Property Records and Plans;

(j)execute and deliver to Purchaser a closing statement (the “Closing Statement”) for the purchase and sale of the Property owned by such Seller;

(k)deliver to Purchaser all keys in such Seller’s possession to all doors and locks within the Real Property owned by such Seller;

(l)execute and deliver notices of termination (effective as of the Closing) to service providers for Service Contracts that will not be assumed by Purchaser at the Closing, which by their terms can be terminated as of the Closing Date without penalty or fee or damages, provided written identification of such providers is delivered by Purchaser to such Seller prior to the expiration of the Inspection Period or, if later, within a reasonable time after Purchaser’s receipt of copies of all Service Contracts from Seller;

(m)deliver to Purchaser such evidence as Purchaser’s counsel and/or the Title Insurer may reasonably require as to the authority of the person or persons executing documents on behalf of Sellers;

(n)execute and deliver to Purchaser a certificate that each of Sellers’ representations and warranties contained herein is true and correct in all material respects as of the Closing Date, or setting forth in reasonable detail how any such representation or warranty is not true or correct or has been modified by a Subsequent Event; and

(o)execute and deliver such additional documents as shall be reasonably required to consummate the transactions contemplated by this Agreement, provided such additional documents do not impose upon any such Seller any material additional obligations or expenses.

9.3Purchaser’s Obligations at Closing.  At Closing, Purchaser shall:

(a)pay to Sellers the full amount of the Purchase Price in the manner and subject to the adjustments and credits described in Article 2 and Section 9.4;

(b)execute and deliver to Sellers each of the instruments described in subsections 9.2 (c), (d), (e), (f) and (k);

(c)deliver to Sellers such evidence as Sellers’ counsel and/or the Title Insurer may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser;

(d)execute and deliver to Sellers a certificate that each of Purchaser’s representations and warranties contained herein is true and correct in all material respects as of the Closing Date, or setting forth in reasonable detail how any such representation or warranty is not true or correct; and

(e)deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement, provided such additional documents do not impose upon Purchaser any substantial additional obligations or expenses.

9.4Credits and Prorations.

(a)The following shall be apportioned with respect to each Property as of 12:01 a.m. Central Time, on the Closing Date, as if Purchaser were vested with title to the Property during the entire day upon which Closing occurs (except that if Title Insurer does not receive the Purchase Price (by receipt of wired funds) and authorization from Purchaser to disburse the Purchase Price, as adjusted, to Sellers by 12:00 p.m. Central Time on the day upon which Closing occurs, all prorations shall be made as of 12.01 a.m. Central Time the following business day):

(i)all rents and prepaid rents, if any, together with any amounts payable by tenants under the Leases as reimbursement for electricity, water, sewer, and trash collection paid by tenants of the Properties (collectively, “Rents”);

(ii)taxes other than recording taxes, and assessments levied against any of the Properties;

(iii)payments under the Service Contracts which Purchaser assumes at Closing;

(iv)gas, electricity and other utility charges for which the Seller owning the Property is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing (it being the intention of the parties that all meters will be read by the utility companies by the close of business on the day prior to Closing); and

(v)any other items of income or expense pertaining to the Property.

(b)Notwithstanding anything contained in the foregoing provisions:

(i)At Closing, (A) Purchaser shall receive a credit for the amount of any refundable security, pet or other deposits pursuant to the Leases and Sellers shall retain (and Purchaser shall have no interest in) any such deposits, and (B) the Seller owning the Property shall be entitled to receive from the utility companies and retain such refundable cash and deposits posted by such Seller with such utility companies serving such Property.

(ii)If taxes for the year within which the Closing occurs are not known or cannot be reasonably estimated, taxes shall be prorated as of Closing based on taxes for the year prior to Closing.  When the amount of taxes for the year within which the Closing occurs is finally ascertained, any further adjustment shall be promptly made between the parties in cash.

(iii)Purchaser shall be solely responsible for all sales and use taxes with respect to transfer of the Personal Property.

(iv)Purchaser will make a good faith effort after Closing to collect all Rents, reimbursements and any and all other amounts due and payable by the tenants at the Properties in the usual course of Purchaser’s operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents.  To the extent that Purchaser receives Rents, NSF fees, late fees or other similar payments under Leases for periods prior to the Closing Date, the same shall be deemed to be held in trust and immediately paid to Sellers.  To the extent that Sellers receive Rents, NSF fees, late fees or other similar payments under Leases for periods after the Closing Date, the same shall be deemed to be held in trust and immediately paid to Purchaser less any actual costs or expenses incurred by Sellers in collecting the same.  To the extent that Purchaser receives any late Rents or other similar payments under any Leases or other occupancy arrangements after the Closing Date, Purchaser shall promptly render an accounting to Sellers with respect to such payments, and such Rents or payments shall promptly be applied in the following order of priority, to the extent Rents or payments for such calendar months have not been paid: (i) first to any calendar month or months following the calendar month in which the Closing occurred until the Tenant under such Lease is current with respect to all Rents for periods after the Closing Date, (ii) then to Purchaser’s actual costs and expenses incurred in recovering any such Rents or other payments, (iii) then to the calendar month in which the Closing occurred, and (iii) then to calendar months prior to the month in which the Closing occurred.

(c)Those items for which actual bills are not available at Closing shall be prorated based upon the good faith estimates or the previous month’s or year’s bill(s), as applicable.  To the extent that information necessary for any proration or adjustment required is not available at Closing, or that information received in that regard is inaccurate, all such matters will be re-prorated upon the receipt of correct information; provided, however, all final prorations shall be made within ninety (90) days after Closing, except post-closing adjustments for real estate taxes which shall be made within ten (10) days after written demand therefore is made by either party hereto to the other party with a copy of the actual tax bill(s) attached.

(d)The provisions of this Section 9.4 shall survive the Closing.

9.5Closing Costs.

(a)Sellers shall pay:

(i)all title examination costs and title insurance commitment fees;

(ii)one-half (½) of escrow fees charged by the Title Insurer;

(iii)any transfer and conveyance taxes on the Deeds;

(iv)the commission due to the Broker pursuant to Article 12 hereof;  and

(v)all costs incurred to repay any liens that Sellers are obligated to, or have previously agreed, in writing, to, satisfy prior to Closing and the recording costs for any instruments required to satisfy such liens of record.

(b)Purchaser shall pay:

(i)one-half (½) of escrow fees charged by the Title Insurer, all of the premium for the Title Policy and the fees, costs and premiums for any endorsements to the Title Policy for Purchaser or to the loan policy of title insurance or for a new loan policy of title insurance, if so required;

(ii)the costs for the Updated Surveys;

(iii)recording costs for the Deeds and any other instruments required to be recorded at Closing (other than the transfer and conveyance taxes on the Deeds which are a Sellers’ expense under Section 9.5(a)(iii) above) and recording costs under Section 9.5(a)(v) above);

(iv)all costs associated with any financing obtained by Purchaser;

(v)all costs associated with Purchaser’s investigation of the Properties, including, without limitation, costs associated with environmental investigations and reports and engineering expenses; and

(vi)any transfer or assignment fees on transferable licenses and permits.

(c)Sellers and Purchaser shall each pay the fees of their respective attorneys’ incurred in connection with this transaction.

Article 10
Default

10.1Default by Purchaser.  If Purchaser fails to consummate this Agreement for any reason other than (i) a default by Sellers, or (ii) the permitted termination of this Agreement by Purchaser as herein expressly provided, Sellers shall be entitled to terminate this Agreement in accordance with Minnesota Statutes § 559.21 et. seq.  and immediately receive the entire Earnest Money in which Purchaser shall have no further interest or claim.  Nothing contained in this Agreement, however, shall limit, restrict or impair the liability of Purchaser under any indemnity provided by Purchaser under this Agreement.

10.2Default by Sellers.  If any of Sellers fails to consummate this Agreement for any reason other than (i) Purchaser’s default, or (ii) the permitted termination of this Agreement by Purchaser as herein expressly provided, Purchaser shall be entitled to exercise one of the following remedies:  (i) terminate this Agreement and receive a full refund of the Earnest Money and the Signing Bonus, or (ii) bring an action in equity for specific performance of this Agreement provided such action is commenced within six (6) months after the Closing Date.

Article 11
Risk of Loss

11.1Minor Damage.  In the event of loss or damage caused by fire, act of God or other casualty to the Improvements or any portion thereof which is not “major” (as hereinafter defined), this Agreement shall remain in full force and effect and upon the mutual agreement of the parties either (i) Sellers will perform any necessary repairs at Sellers’ sole expense or (ii) Sellers will assign to Purchaser all of Sellers’ right, title and interest to any claims and proceeds Sellers may have with respect to any casualty insurance policies relating to the Improvements in question; provided, however, if the parties are unable to reach agreement within ten (10) days of notice of such damage to Purchaser from Sellers, the parties conclusively will be deemed to have elected to proceed pursuant to clause (ii) above.  In the event that Sellers and Purchaser agree for Sellers to perform repairs upon the Improvements, Sellers shall use reasonable efforts to complete such repairs promptly and the Closing Date shall be extended a reasonable time, not to exceed fifteen (15) days, in order to allow for the completion of such repairs.  Upon Closing, full risk of loss with respect to the Properties shall pass to Purchaser.

11.2Major Damage.  In the event of a “major” loss or damage, caused by fire, act of God or other casualty to any of the Improvements or any portion thereof, Purchaser may terminate this Agreement by written notice to the Sellers, in which event the Earnest Money shall be returned to Purchaser.  If Purchaser does not elect to terminate this Agreement within ten (10) days after Sellers send Purchaser written notice of the occurrence of major loss or damage, then Purchaser shall be deemed to have elected to proceed with Closing, in which event, upon the mutual agreement of Sellers and Purchaser, Sellers shall either (i) perform any necessary repairs, or (ii) assign to Purchaser all of Sellers’ right, title and interest to any claims and proceeds Sellers may have with respect to any casualty insurance policies relating to the portion of the Improvements in question; provided, however, if the parties are unable to reach agreement within ten (10) days of notice of such damage to Purchaser from Sellers, the parties conclusively will be deemed to have elected to proceed pursuant to clause (ii) above.  In the event that Sellers perform repairs upon the Improvements, Sellers shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs.  Upon Closing, full risk of loss with respect to the Properties shall pass to Purchaser.

11.3Definition of “Major” Loss or Damage.  For purposes of Sections 11.1 and 11.2, “major” loss or damage refers to the following: (i) loss or damage to any of the Improvements or any portion thereof such that the cost of repairing or restoring the portion of the Improvements in question to a condition substantially identical to that of the Improvements in question prior to the event of damage would be, in the opinion of a contractor selected by Sellers and reasonably approved by Purchaser, equal to or greater than ten percent (10%) of the Purchase Price allocated to such Property suffering loss or damage.  If Purchaser does not give notice to Sellers of Purchaser’s reasons for disapproving a contractor within two (2) business days after receipt of notice of the proposed contractor, Purchaser shall be deemed to have approved the contractor selected by Sellers.

11.4Condemnation.  If, prior to the Closing, action is initiated to take all or any portion of the Land by eminent domain proceedings or by deed in lieu thereof, Sellers shall, within five (5) days after having knowledge thereof, notify Purchaser in writing.  In the event such taking will result in (A) a loss in the current income producing capacity of the Properties, (B) any of the Real Property becoming a legal non-conforming use under applicable zoning, (C) the material loss of parking space at any of the Properties or (D) any material adverse change in the access to any of the Properties, Purchaser may either (i) terminate this Agreement and receive a return of the Earnest Money, by delivering written notice to Sellers within ten (10) business days after receipt of Sellers’ notice, or (ii) consummate the Closing, in which latter event the award of the condemning authority shall be credited to Purchaser on the closing statement or assigned by Sellers to Purchaser at the Closing, as the case may be.  If Purchaser does not give notice to Sellers of Purchaser’s election to terminate this Agreement under clause (i) within the ten (10) business day period described therein, Purchaser will be deemed to have elected to proceed pursuant to clause (ii) above.

Article 12
Brokerage Commissions

Sellers agree to pay CBRE, Inc. (the “Broker”) a brokerage commission pursuant to a separate written agreement between Sellers and Broker.  Each party agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder other than the Broker by, through or on account of any acts of said party or its representatives, said party will be responsible for and reimburse the other party for any and all loss, liability, cost, damage and expense in connection therewith (including reasonable attorneys’ fees).  The provisions of this Article 12 shall survive Closing.

Article 13
Escrow

13.1Escrow Agent.  The Title Insurer has agreed to act as escrow agent.  The Title Insurer shall not be liable: (i) to any of the parties for any act or omission to act except for its own negligence, bad faith or willful misconduct; (ii) for any legal effect, insufficiency, or undesirability of any instrument deposited with or delivered to the Title Insurer or exchanged by the parties hereunder except to the extent provided in a policy of title insurance issued by Title Insurer; (iii) for any loss or impairment of funds that have been deposited in escrow while those funds are in the course of collection, or while those funds are on deposit in a financial institution, if such loss or impairment results from the failure, insolvency or suspension of a financial institution, unless the Title Insurer fails to move such funds to another financial institution in accordance with joint written instructions from Sellers and Purchaser to the Title Insurer; (iv) for the expiration of any time limit or other consequence of delay, unless a properly executed  and delivered written instruction has instructed the Title Insurer to comply with such time limit; or (v) for the default, error, action or omission of any of Sellers or Purchaser.  The Title Insurer shall be entitled to rely, in good faith, on any document or paper received by it, believed by the Title Insurer, in good faith, to be bona fide and genuine.

13.2Interpleader Action.    In the event of any dispute as to the disposition of the Earnest Money or any other monies held in escrow, the Title Insurer may give written notice to all parties advising same that, in the absence of written instructions signed by both Purchaser and Sellers received within ten (10) days following delivery of such notice, the Title Insurer may interplead the Earnest Money by filing an interpleader action into a court of competent jurisdiction in the State of Minnesota or may continue to hold the Earnest Money and take no action until the Title Insurer receives such joint written instructions or an order of a court as to the disposition of same.  If the Title Insurer receives the aforesaid written instructions, it shall promptly comply with such written instructions, whereupon the Title Insurer shall be relieved and released from any further liability as escrow agent hereunder.  If the Title Insurer does not receive the aforesaid written instructions, it may pay to the clerk of the court the Earnest Money and any other monies held in escrow or may continue to hold the Earnest Money and take no action until the Title Insurer receives such joint written instructions or an order of a court as to the disposition of same, whereupon the Title Insurer shall be relieved and released from any further liability as escrow agent hereunder.  The Title Insurer shall not be liable for the Title Insurer’s compliance with any legal process, subpoena, writs, orders, judgments and decree of any court of competent jurisdiction, and whether or not subsequently vacated, modified, set aside or reversed.

ARTICLE 14

INTENTIONALLY OMITTED

ARTICLE 15

MISCELLANEOUS

15.1Confidentiality.  Purchaser and its representatives shall hold in strictest confidence the terms of this Agreement and any information obtained from Sellers in pursuit of the transaction contemplated herein, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others except as expressly provided herein. Sellers acknowledge and agreed that Purchaser may disclose such data and information to Purchaser’s third party consultants, and Purchaser’s members, directors, officers, employees, legal counsel, accountants, investors and/or prospective lenders or as otherwise required by law (including disclosure and reporting requirements related to the filing of transfer documentation of the Land) or judicial order, including any required disclosures to the SEC; provided, however, that Purchaser shall disclose in SEC filings only the information or data about the Sellers that is required to be disclosed, and shall not disclose any information or data that is not required by the applicable disclosure requirement as reasonably interpreted by Purchaser’s counsel.  Additionally, Sellers acknowledge and agree that upon Closing, the Service Contracts, Leases, Personal Property and Intangibles shall transfer to Purchaser and shall no longer be subject to this Section 15.1.  In the event this Agreement is terminated or Purchaser fails to perform hereunder, Purchaser shall promptly return to Sellers any information obtained from Sellers in connection with this Agreement or the transaction contemplated herein.  In the event of a breach or threatened breach by Purchaser or its agents or representatives of this Section 15.1, Sellers shall be entitled to an injunction restraining Purchaser or its agents or representatives from disclosing, in whole or in part, such confidential information.  The provisions of this Section 15.1 are subject to, and the parties shall comply with, all applicable law; this Section 15.1 shall survive Closing or earlier termination of this Agreement for a period of one (1) year.

15.2Discharge of Obligations.  Subject to the survival provisions in Section 15.17 of this Agreement, the acceptance of the Deeds by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Sellers herein and every agreement and obligation on the part of Sellers to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

15.3Assignment.  Purchaser may not assign this Agreement or any or all of its rights hereunder, except upon the following conditions:  (i) the assignee of Purchaser must be an entity directly or indirectly controlling, controlled by, or under common control with Purchaser, (ii) all of the Earnest Money must have been delivered in accordance herewith, (iii) the assignee of Purchaser must assume all obligations of Purchaser hereunder pursuant to an assignment and assumption agreement, but Purchaser will remain primarily liable for performance of Purchaser’s obligations, and (iv) a copy of the fully executed written assignment and assumption agreement will be delivered to Sellers at least three (3) business days prior to Closing.

15.4Notices.  Any notice pursuant to this Agreement shall be given in writing by a party or its legal representative by (a) personal delivery, or (b) reputable overnight delivery service with proof of delivery, or (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission, or (e) electronic mail or other electronic means sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile transmission or electronic mail, as of the date of the facsimile or electronic transmission (or next business day if transmitted on a day other than a business day).  Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Sellers:	Harvey Filister
Filister Enterprises
5750 East River Road
Minneapolis, Minnesota 55432
Facsimile: (763) 571-4209
Email: hfilister@filister.com

with a copy to:	Kaplan, Strangis and Kaplan, P.A.
90 South Seventh Street, Suite 5500
Minneapolis, MN 55402
Attn: David Karan
Facsimile: (612) 375-1143
Email: dk@kskpa.com

If to Purchaser:	Sterling Properties, LLLP
1711 Gold Drive South, Suite 100
Fargo, ND 58103
Attn: Brad Swenson
Email: bswenson@sretrust.com

with a copy to:	Lindquist & Vennum LLP
80 South Eighth Street, Suite 4200
Minneapolis, MN 55402
Attn: Anne Olson
Email: aolson@lindquist.com

15.5Modifications.  This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

15.6Calculation of Time Periods.  Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State of Minnesota which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday.  The final day of any such period shall be deemed to end at 5 p.m., Central Time, unless otherwise specified herein.

15.7Successors and Assigns.  The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

15.8Entire Agreement.  This Agreement, including the exhibits, and the Access Agreement contain the entire agreement among the parties pertaining to the subject matter hereof and fully supersedes all other prior written or oral agreements and understandings between or among the parties pertaining to such subject matter.

15.9Further Assurances.  Each party agrees that it will without further consideration (but without cost to the party providing the same) execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the transactions contemplated by this Agreement so long as such documents do not impose upon the parties any material obligations or expenses.

15.10Counterparts.  This Agreement may be executed in any number of counterparts which shall, together, constitute one document.  Executed counterparts of this Agreement may be delivered via facsimile or electronic mail.

15.11Severability.  If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

15.12Applicable Law.  This Agreement is performable in the State of Minnesota and shall in all respects be governed by, and construed in accordance with, the substantive federal laws of the United States and the laws of the State of Minnesota.  Sellers and Purchaser hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the State of Minnesota in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined in a state or federal court sitting therein.  Purchaser and Sellers agree that the provisions of this section 15.12 shall survive the Closing.

15.13No Third-Party Beneficiary.  The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Sellers and Purchaser only and are not for the benefit of any Third-Party, and accordingly, no Third-Party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

15.14Captions.  The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

15.15Construction.  The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

15.16Termination of Agreement.  It is understood and agreed that if either Purchaser or Sellers terminate this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Sellers and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

15.17Survival of Representations and Warranties; Exculpation of Sellers and Related Parties.  Notwithstanding anything to the contrary contained in this Agreement or in any exhibits attached hereto or in any documents, instruments, or agreements executed and delivered in connection herewith (collectively, including this Agreement, said exhibits and any such document, instrument, and agreement, the “Purchase Documents”), it is expressly understood and agreed by and between the parties hereto that the recourse of Purchaser or its successors or assigns against Sellers with respect to any alleged breach by or on the part of Sellers of any representation, warranty, covenant, undertaking, indemnity or agreement contained in any of the Purchase Documents (collectively, “Sellers’ Undertakings”) shall survive Closing for twelve (12) months and shall thereafter terminate unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Sellers prior to the expiration of said 12-month period and an action shall have been commenced by Purchaser against Sellers for said breach within eighteen (18) months of Closing, and (ii) no personal liability or personal responsibility of any sort with respect to any of Sellers’ Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Sellers’ affiliates, or against any of Sellers’ respective shareholders, directors, officers, managers, employees, agents, advisors, constituent partners, members, beneficiaries, trustees or representatives, except to the extent any proceeds from this transaction were distributed or paid to the same.

15.18Exclusivity.  Sellers shall not, prior to the expiration of the Inspection Period, directly or indirectly offer to sell or solicit any offers to purchase or negotiate for the sale or disposition of any of the Properties to, with, or from any third party.

15.19Time of the Essence.  Time is of the essence in this Agreement.

15.20Attorneys’ Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party or parties shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party or parties may be entitled.

15.21Offices at Georgetown Court Apartments / Access to Office Computers and Equipment.  Harvey Filister and Filister Enterprises shall, without any payment of rent or property expenses or charges, be entitled to occupy those premises at the Property commonly referred to as “Georgetown Court Apartments” currently occupied by Harvey Filister and Filister Enterprises as of the date hereof for a period of one hundred twenty (120) days after the Closing Date and, during such occupancy and without charge, be entitled to use all computers, software and other office equipment located thereon and to make copies or duplicates of any and all information or records available at those premises or on the computers or software located thereat.  Purchaser shall provide, without charge, utilities to such premises as utilities are currently provided thereto.  Purchaser shall insure such premises against fire and other casualties which that are insurable under a standard fire and extended coverage policy and Purchaser hereby waives its insurer’s rights of subrogation against Sellers, Filister Enterprises, Harvey Filister and any of their affiliates or employees or agents.  Purchaser hereby releases Sellers, Filister Enterprises, Harvey Filister and any of their affiliates or employees or agents from liability to Purchaser, its successors and assigns for any and all claims for damages to such Property or other property of Purchaser, its successors or assigns that may be situated on or about such Property after the Closing Property.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLERS:

MAPLEWOOD APARTMENTS, LLC

By:
Harvey Filister, Chief Manager

VALLEY VIEW APARTMENTS, LLC

By:
Harvey Filister, Chief Manager

RES APARTMENTS, LLC

By:
Harvey Filister, Chief Manager

BRIGHTON VILLAGE APARTMENTS, L.L.P., a Minnesota limited liability partnership

By:
Harvey Filister, Partner

MASARA PROPERTIES LIMITED PARTNERSHIP, a Minnesota limited partnership

By:
Harvey Filister, Partner

GEORGETOWN COURT LIMITED PARTNERSHIP, a Minnesota limited partnership

By:
Harvey Filister, Partner

MAURICE FILISTER PROPERTIES LP

By:
Harvey Filister, Partner

ROSEDALE ESTATES NORTH, LLC, a Minnesota limited liability company

By:
Harvey Filister, Chief Manager

PURCHASER:

STERLING PROPERTIES, LLLP

By:
Name:
Its:

The Title Insurer joins in execution of this Agreement for purposes of agreeing to the provisions herein regarding the Earnest Money.

TITLE INSURER:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Its:

SCHEDULE OF EXHIBITS

EXHIBIT ALEGAL DESCRIPTIONS OF THE LAND

EXHIBIT BSERVICE CONTRACTS

EXHIBIT CEXCLUDED PROPERTY

EXHIBIT DALLOCATION OF PURCHASE PRICE

EXHIBIT ESCHEDULE OF VACANCIES

EXHIBIT FSCHEDULE OF LITIGATION

EXHIBIT GCOMPLIANCE WITH LAWS

EXHIBIT HENVIRONMENTAL MATTERS

EXHIBIT IFORM OF LIMITED WARRANTY DEED

EXHIBIT JFORM OF BILL OF SALE

EXHIBIT KFORM OF ASSIGNMENT AND ASSUMPTION OF LEASES

EXHIBIT LFORM OF ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS

EXHIBIT MGENERAL ASSIGNMENT OF INTANGIBLES

EXHIBIT NFORM OF TENANT NOTICE

EXHIBIT OFORM OF CERTIFICATE OF NON-FOREIGN STATUS

EXHIBIT A

suburban

LEGAL DESCRIPTIONS OF THE LAND

BRIGHTON VILLAGE:

Parcel 1:

That part of the SE 1/4 of the SW 1/4 of Section 32, Township 30 North, Range 23 West, Ramsey County, Minnesota, except North 156 feet all lying Northerly of the following described line: Commencing at the Southwest corner of the SE 1/4 of the SW 1/4 of Section 32, Township 30 North, Range 23 West, Ramsey County, Minnesota;  thence on an assumed bearing of North along the West line of the SE 1/4 of the SW 1/4 a distance of 33.00 feet to the Northerly right-of-way line of County Road "D";  thence continuing North along the West line of the SE 1/4 of the SW 1/4 a distance of 591.23 feet to the point of beginning;  thence East a distance of 374.55 feet;  thence South 28 degrees 00 minutes 00 seconds East a distance of 353.00 feet;  thence South 83.00 feet;  thence South 89 degrees 38 minutes 00 seconds East a distance of 118.43 feet;  thence North 51 degrees 26 minutes 15 seconds East a distance of 262.12 feet;  thence North 65 degrees 27 minutes 10 seconds East a distance of 290.75 feet to the Westerly right-of-way line of State Highway No. 8;  and there terminating;

Except that part described as follows:

Commencing at the Southwest corner of said SE 1/4 of the SW 1/4 of said Section 32;  thence due North on an assumed bearing along the West line of said SE 1/4 of the SW 1/4 a distance of 33.00 feet to the Northerly right-of-way line of 37th Avenue Northeast;  thence South 89 degrees 38 minutes 00 seconds East along said Northerly right-of-way of said 37th Avenue Northeast and parallel to the South line of said SE 1/4 of the SW 1/4 a distance of 477.00 feet;  thence North 0 degrees 22 minutes 00 seconds East a distance of 200.00 feet;  thence South 89 degrees 38 minutes 00 seconds East a distance of 180.43 feet;  thence North 51 degrees 26 minutes 15 seconds East a distance of 262.12 feet;  thence North 65 degrees 27 minutes 10 seconds East a distance of 230.75 feet to the point of beginning of the tract to be described;  thence continuing North 65 degrees 27 minutes 10 seconds East a distance of 60.00 feet to the Westerly right-of-way line of  state Highway No. 8;  thence North 26 degrees 36 minutes 00 seconds East along said Westerly right-of-way line a distance of 255.53 feet;  thence North 0 degrees 01 minutes 30 seconds West along said Westerly right-of-way line a distance of 407.66 feet to a point 156.00 feet Southerly of the North line of said SE 1/4 of the SW 1/4;  thence North 89 degrees 36 minutes 00 seconds West and parallel to the North line of said SE 1/4 of the SW 1/4 a distance of 497.63 feet;  thence due South a distance of 335.74 feet;  thence South 45 degrees 00 minutes 00 seconds East a distance of 465.00 feet to the point of beginning, according to the United States Government Survey thereof, Ramsey County, Minnesota.

Parcel 2:

Non-exclusive easements as contained in Declaration of Easements dated September 15, 1970, filed November 5, 1970 as Document Number 1786083 in the Office of the County Recorder, Ramsey County, Minnesota.

ROSEDALE NORTH:

The East ¼ of the Southeast ¼ of Section 1, Town 29 North, Range 23 West, Ramsey County, Minnesota; except the South 1649.59 feet, and except the West 30 feet and except the North 160 feet of the South 1809.59 feet of the East 295 feet of said Southeast ¼; subject to streets, highway easements and a 15 foot sewer easement over the West 15 feet of the East 48 feet of said Southeast ¼;

The said above described property is also subject to an easement for driveway purposes, described as follows:

Beginning at a point on the East line of Section 1, Town 29, Range 23, Ramsey County, Minn. and 1831.19 feet North of the South line of said Section 1; thence Southwesterly to a point 108 feet West of said East line and 1809.59 feet North of said South line; thence East to said East line and 1809.59 feet North of said South line; thence North to point of beginning and there terminating.

Together with a driveway easement over adjoining property described as follows: Beginning at a point on the East line of Section 1, Town 29, Range 23, Ramsey County, Minn. and 1787.99 feet North of the South line of said Section 1; thence Northwesterly to a point 108 feet West of said East line and 1809.59 feet North of said South line; thence East to said east line and 1809.59 feet North of said South line; thence South to the point of beginning and there terminating.

ROSEDALE SOUTH:

The North 603 feet of the South 1,489.59 feet of the East 295 feet of the Southeast Quarter of Section 1, Township 29, Range 23.  Also the North 763 feet of the South 1,649.59 feet of the East Quarter of the Southeast Quarter of Section 1, Township 29, Range 23, except the East 295 feet thereof and except the West 30 feet thereof, all according to the United States Government Survey thereof and according to the map or plat thereof on file and of record in the office of the Register of Deeds in and for the County of Ramsey and the State of Minnesota.

ROBINWOOD APARTMENTS:

Parcel 1:

Lots 1 and 2, Block 1, ROBINWOOD PLAT 2, Anoka County, Minnesota, together with that part of the West half of vacated Flora Street Northwest which accrued thereto upon vacation thereof.

Parcel 2:

Non-exclusive appurtenant driveway easements set forth in Agreement filed in Book 934, on page 595, as Document Number 357564, Office of County Recorder, Anoka County, Minnesota.

GEORGETOWN COURT:

Parcel 1:

Tracts A, B and C, Registered Land Survey No. 38, files of the Registrar of Titles, County of Anoka, Minnesota.

Torrens Property - Certificate of Title No. 38026.

Parcel 2:

Tracts D and E, Registered Land Survey No. 38, files of the Registrar of Titles, County of Anoka, Minnesota.

Torrens Property - Certificate of Title No.  85725.

MAPLEWOOD APARTMENTS:

Parcel 3:

Lot 2, Block 1, Maple Woods Estates, according to the plat thereof on file or of record in the office of the Register of Deeds, Ramsey County, Minnesota.

Abstract Property.

2391 Larpenteur Ave. E., Maplewood, MN 55109

VALLEY VIEW APARTMENTS:

PARCEL 1:

That part of the Northeast ¼ of the Northeast ¼ of Section 32, Township 118, Range 21, described as beginning at the intersection of the center line of the Golden Valley Road with a line drawn parallel to and 1050 feet West, measured at right angles from the East line of said quarter quarter section; thence South along said parallel line to the North line of the right of way of the Minnesota Western Railway Company; thence West along the North line of said right of way to its intersection with a line drawn parallel to and 1150 feet West, measured at right angles from the East line of said quarter quarter Section; thence North along the last described parallel line to its intersection with the center line of the Golden Valley Road thence Northeasterly along the center line of said road to the point of beginning, according to the United States Government Survey thereof, and situate in Hennepin County, Minnesota. (Abstract)

PARCEL 2:

That part of the Northeast ¼ of the Northeast ¼ of Section 32, Township 118, Range 21, described as follows:  Beginning in the center line of the Watertown Road at a point which is 600 feet West of the East line of the Northeast ¼ of said Section 32; thence South and parallel with the East line of Section 32, a distance of 200 feet; thence West at right angles a distance of 100 feet; thence North at right angles to the center of Watertown Road; thence Northeasterly along said center line to the point of beginning; That part

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of the Northeast ¼ of the Northeast ¼ of Section 32, Township 118, Range 21, described as follows:  Beginning in the center line of the Watertown Road at a point which is 600 feet west of the East line of the Northeast ¼ of Section 32, Township 118, Range 21; thence South and parallel with said East line of Section 32, a distance of 200 feet; thence Northeasterly and parallel with the Watertown Road to a point which is 500 feet West of the East line of Section 32; thence North and parallel with said East line to center line of Watertown Road; thence Southwesterly to point of beginning, according to the United States Government Survey thereof and situate in Hennepin County, Minnesota.

(Abstract)

TRACT B:

That part of the Northeast ¼ of the Northeast ¼, Section 32, Township 118, Range 21 described as beginning at a point on a line drawn parallel to and 600 feet West, measured at right angles, from the East line of said quarter-quarter, which point is 200 feet South along said parallel line from the center line of Golden Valley Road; thence West at right angles to said parallel line 100 feet; thence North at right angles to an intersection with the center line of Golden Valley Road; thence Southwesterly along the center line of said road to its intersection with a line drawn parallel to and 1050 feet West, measured at right angles, from the East line of said quarter-quarter; thence South along the last described parallel line to the North line of the right-of-way of the Minnesota Western Railway Company; thence East along the North line of said right-of-way to its intersection with a line drawn parallel to and 500 feet West, measured at right angles from the East line of said quarter-quarter; thence North along the last described parallel line to its intersection with a line bearing North 65 degrees, 51 minutes East from the point of beginning, said line forming an exterior angle of 65 degrees, 51 minutes with the first mentioned parallel line; thence South 65 degrees, 51 minutes West to the point of beginning, and situate in Hennepin County, Minnesota.          (Torrens)

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EXHIBIT B

SUBURBAN

SERVICE CONTRACTS

•	CABLE CONTRACTS

Services Agreement dated August 31, 2014, by and between Comcast of Minnesota, Inc. and Rosedale Estates North, LLC for broadband services at 2835 Rice St., Roseville, MN 55113. (Rosedale North Apartments)

Services Agreement dated August 31, 2014, by and between Comcast of Minnesota, Inc. and Masara Properties Limited Partnership for broadband services at 3133 109th Lane, Coon Rapids, MN 55433. (Robinwood Apartments)

Services Agreement dated August 31, 2014, by and between Comcast of Minnesota, Inc. and Harvey Filister for broadband services at 6533 Golden Valley Road, Golden Valley, MN  55427. (Valley View Apartments)

Services Agreement dated August 31, 2014, by and between Comcast of Minnesota, Inc. and Maurice Filister Properties LP for broadband services at 2735 Rice St., Roseville, MN 55113. (Rosedale South Apartments)

Services Agreement dated August 31, 2014, by and between Comcast of Minnesota, Inc. and the Estate of Maurice M. Filister for broadband services at 2391 Larpenteur Avenue, Maplewood, MN 55109. (Maplewood Apartments)

Services Agreement dated August 31, 2014, by and between Comcast of Minnesota, Inc. and Brighton Village Apartments, LLP for broadband services at 900 & 1100 County Road D West, New Brighton, MN 55112 (Brighton Village Apartments)

Services Agreement dated August 31, 2014, by and between Comcast of Arkansas/Florida/Louisiana/Minnesota/Mississippi/Tennessee, Inc. and Georgetown Court Limited Partnership for broadband services at 5640-5860 River Road East, Minneapolis, MN 55432. (Georgetown Court Apartments)

•	GARBAGE SERVICE

Commercial Service Agreement Non-Hazardous Wastes contract(s) between Waste Management of MN Inc and Filister Enterprises for each property effective March 1, 2013 (2 year contracts).

•	SECURITY SERVICES

Security Services Agreement dated October 26, 2012 by and between Capital Investigations & Security Services, Inc. and Georgetown on the River.

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Protective Signaling System Monitoring Agreement with SRSI Services, Inc. and Filister Enterprises (2006 agreements) for Georgetown, Brighton Village, Maplewood, Rosedale Estates North and South.

•	LAWN AND LANDSCAPING MAINTENANCE SERVICE

Grounds Maintenance Service contract April 1, 2014 – October 31, 2015 with C.A.S.M., Inc. dated March 4, 2014.

•	ELEVATOR CONTRACT

R&O Elevator Company Inc. (now Thyssenkrupp Elevator Corporation (“Thyssenkrup”)) August 1982 contracts for Rosedale Estates North and South and Brighton Village.  (Thyssenkrupp still services the elevators at the Properties but last written contract dates to 1982. ThyssenKrupp is aware of the sale.)

•	SUPPLY AGREEMENT

HD Facilities Maintenance, LTD. (HD SUPPLY) agreement for national catalog price ordering supplies.

•	UNIFORM SUPPLY AGREEMENT

G&K Services Service Agreement for Brighton Village dated January 16, 2014

G&K Services Service Agreement for Georgetown on the River dated January 16, 2014

G&K Services Service Agreement for Maplewood Apartments dated January 16, 2014

•	ADVERTISING CONTRACTS

Apartment Guide

Apartment Guide Advertising Agreements dated January 17, 2014 for 1 year terms for Georgetown, Brighton Village, Robinwood, and  Maplewood apartments.

Apartment Guide Advertising Agreement dated May 14, 2014 for 1 year term for Valley View Apartments.

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For Rent.com

Ad Agreement Renewals June 1 and July 1, 2014 for Maplewood, Rosedale Estates I and II, Georgetown and Brighton Village.

Apartment Finder

Advertising Space Agreements dated February 1, 2014 for Georgetown, Valley View, Robinwood and Rosedale II (South).

Advertising Space Agreements dated March 1, 2014 for Maplewood, Brighton Village and Rosedale I (North).

Apartments.com

Premium Placement Product Agreements dated January 27, 2011 for Rosedale Estates II, Georgetown, Maplewood, and Brighton Village apartments.

Internet Advertising Agreement anniversary date June 1, 2015 for Robinwood, Rosedale Estates I, and Valley View apartments.

Internet Advertising Agreement (reactivation) dated June 28, 2009 for Valley View and Uptown apartments.

No Vacancy (magazine publication):

November 1, 2014 Invoice(s) for marketing ads for each suburban property, no contract with vendor.

•PEST CONTROL

Plunkett’s Pest Control Services provides pest control to the Properties under a verbal agreement.

•EXERCISE EQUIPMENT

2ND Wind Exercise Equipment Commercial Service Maintenance Agreement dated July 26, 2011 for Maplewood Apartments (signed)

2ND Wind Exercise Equipment Commercial Service Maintenance Agreement dated May 14, 2009 for Georgetown on the river (unsigned)

2ND Wind Exercise Equipment Commercial Service Maintenance Agreement dated August 11, 2008 for Rosedale Estates North (unsigned)

5

2ND Wind Exercise Equipment Commercial Service Maintenance Agreement dated August 11, 2008 for Rosedale Estates South (unsigned)

•MISCELLANEOUS

Lease Agreement between Georgetown Court Partnership and Northwestern Bell Telephone Company (k/n/a Qwest Corporation) dated July 12, 1985 as amended, this is a land rental lease which the current term runs to June 30, 2015.

•FILISTER ENTERPRISES (office):

Enventis Service Order Agreement dated July 2013 for phone system at Filister Enterprises offices located at Georgetown Court Apartments.

Loffler Companies Copier Contract No. I2200-MPG27883-01 June 25, 2014  letter re: buying the Imaging Path contract from 2003

Canon Financial Services, Inc. Lease Agreement dated June 14, 2015? for Canon IR2200

Pitney Bowes mailing system lease account number 7309017-SP14 believe runs until June 1, 2017

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EXHIBIT C

SUBURBAN

EXCLUDED PROPERTY

COMCAST AGREEMENT with Harvey Filister dated August 14, 2014 for services at 700 2nd Street South #80, Minneapolis, MN 55401

Rosedale South vacant land parcel with Ramsey County PID No. 1-29-23-41-0003 and legally described as:

The North 140 feet of the South 1,629.59 feet of the East 295 feet of the Southeast Quarter of Section 1, Town 29 North, Range 23 West, Ramsey County, Minnesota.

Together with an easement for driveway purposes over the following described premises, to-wit: beginning at a point on the East line of said Section 1, 1651.19 feet North of the South line of said Section 1; thence Southwesterly to a point 108 feet West of said East line and 1629.59 feet North of the South line; thence East to the said East line and 1629.59 feet North of said South line; thence North to the point of beginning and there terminating.

All artwork currently at Filister Enterprises offices located at 5750 East River Road, Minneapolis, MN.

Dell laptop computer used by Ray Goettl

HP Truvision Pavilion DV7 computer used by Patti Trongard

Woodworking tools used at the shop located at 2633 Girard Avenue, Minneapolis, MN consisting of a Table saw, Planer, Router and Chop Saw.

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EXHIBIT D

SUBURBAN

ALLOCATION OF PURCHASE PRICE

APARTMENT PROPERTY	PURCHASE PRICE ALLOCATION

BRIGHTON VILLAGE

ROSEDALE NORTH

ROSEDALE SOUTH

ROBINWOOD APARTMENTS

GEORGETOWN COURT

MAPLEWOOD APARTMENTS

VALLEY VIEW APARTMENTS

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EXHIBIT E

SCHEDULE OF VACANCIES

FILISTER SUBURBAN PROPERTY VACANCIES AS OF NOVEMBER 1, 2014

PROPERTY	TOTAL UNITS	TOTAL VACANCIES	UNIT ADDRESS

BRIGHTON	240	3	Bldg 904, #322
			Bldg 906, #233
			Bldg 1100, #204

GEORGETOWN	460	7	Bldg 5640, #212
			Bldg 5660, #101
			Bldg 5660, #211
			Bldg 5720, #101
			Bldg 5780, #113
			Bldg 5860, #101
			Bldg 5860, #106

MAPLEWOOD	240	5	Bldg 2343, #217
			Bldg 2367, #217
			Bldg 2425, #215
			Bldg 2425, #305
			Bldg 2443, #305

ROBINWOOD	120	2	Bldg 10974, #212
			Bldg 10974, #303

RD NORTH	180	1	Bldg 2835, #711

RD SOUTH	180	0

VALLEY VIEW	72	0

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EXHIBIT F

SCHEDULE OF LITIGATION

NONE.

EXHIBIT G

SUBURBAN

COMPLIANCE WITH LAWS

•VIOLATIONS AND NOTICES

Georgetown Apartments:

Fridley Fire Department First Notice(s) of Non-Compliance of Fridley Fire Code dated October 9, 2014 for apartment buildings, 5640, 5660, 5680, 5740, 5760, 5780, 5800, 5820, 5840 and 5860.

MN Department of Health Well Management Section Sealing Notice Verification dated October 17, 2014 for well located at 5720 E. River Road, Fridley, MN 55432.

Rosedale South and North:

City of Roseville Notice(s) of violations under the inspections relating to the Multifamily Rental License Program dated October 14 and 15, 2014.

EXHIBIT H

SUBURBAN

ENVIRONMENTAL MATTERS

•LEAD WARNING STATEMENT

Every purchaser or any interest in residential real property on which a residential dwelling was built prior to 1978 is notified that such property may present exposure to lead from lead-based paint that may place young children at risk of developing lead poisoning.  Lead poisoning in young children may produce permanent neurological damage, including learning disabilities, reduced intelligence quotient, behavioral problems, and impaired memory.  Lead poisoning also poses a particular risk to pregnant women.  The seller of any interest in residential real property is required to provide the buyer with any information on lead-based paint hazards from risk assessments or inspections in the seller’s possession and notify the buyer of any known lead-based paint hazards.  A risk assessment or inspection for possible lead-based paint hazards is recommended prior to purchase.

•PHASE I REPORTS

Phase 1 Environmental Site Assessment dated March 14, 2004, prepared by The Javelin Group for Brighton Village Apartments located at 900 & 1100 County Road D West, New Brighton, MN 55112.

Phase 1 Environmental Site Assessment dated March 22, 2004, prepared by The Javelin Group for Georgetown Court Apartments located at 5640-5860 River Road East, Minneapolis, MN 55432.

Phase 1 Environmental Site Assessment dated March 5, 2004, prepared by The Javelin Group for Maplewood Apartments located at 2343, 2367, 2391, 2425 and 2443 Larpenteur Avenue, Maplewood, MN 55109.

Phase 1 Environmental Site Assessment dated March 12, 2004, prepared by The Javelin Group for Robinwood Apartments located at 3133 109th Lane NW, and 10974 and 10990 Flora Street, Coon Rapids, MN 55433.

Phase 1 Environmental Site Assessment dated March 7, 2004, prepared by The Javelin Group for Rosedale Estates North Apartments located at 2835 and 2855 Rice Street, Roseville, MN 55113.

•TANK REPORTS

NOVA Consulting Filister UST Portfolio – Tank Tightness Test Results dated October 3, 2014 for Maplewood, Valley View, Georgetown, Brighton Village and Rosedale North.  (Report also includes Uptown properties).

•MPCA TANK CLOSURE LETTER(S)

Georgetown Apartments:

MPCA April 3, 2003 Petroleum Tank Release Site File Closure letter for 5760 East River Road, Fridley, MN.

MPCA May 22, 2003 Petroleum Tank Release Site File Closure letter for 5860 East River Road, Fridley, MN.

MPCA December 19, 2003 Petroleum Tank Release Site File Closure letter for 5840 East River Road, Fridley, MN.

MPCA March 15, 2004 Petroleum Tank Release Site File Closure letter for 5820 East River Road, Fridley, MN.

MPCA April 29, 2004 Petroleum Tank Release Site File Closure letter for 5780 East River Road, Fridley, MN.

MPCA April 29, 2004 Petroleum Tank Release Site File Closure letter for 5800 East River Road, Fridley, MN.

MPCA July 15, 2014 MPCA Petroleum Tank Release Site File Closure Letter for  5640 East River Road, Fridley, MN

Maplewood Apartments:

MPCA July 19, 1994 Petroleum Tank Release Site File Closure letter for 2391 Larpenteur, Maplewood, MN.

•EXCAVATION REPORTS

Georgetown- 5640 East River Rd. General Excavation Report Worksheet (MPCA Guidance Document 3-02), dated May 8, 2014

Brighton Village, 900 West County Rd D. - General Excavation Report Worksheet (MPCA Guidance Document 3-02), dated Sept 12, 2014

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Brighton Village, 1100 West County Rd D  - General Excavation Report Worksheet (MPCA Guidance Document 3-02), dated Sept 18, 2014

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EXHIBIT I

FORM OF LIMITED WARRANTY DEED

LIMITED WARRANTY DEED

eCRV number: __________________

Deed Tax Due $__________________

Date:   ______________________-

FOR VALUABLE CONSIDERATION, _____________________, a ________________________ under the laws of ________________ (“Grantor”), hereby conveys and quitclaims to ________________, a ________________________ under the laws of _____________________ (“Grantee”), real property in _________ County, Minnesota legally described as follows:

Check here if all or part of the described real property is Registered (Torrens)   ☐

together with all hereditaments and appurtenances belonging thereto.  This Deed conveys after-acquired title.  Grantor warrants that Grantor has not done or suffered anything to encumber the property except:

The Grantor certifies that the Grantor does not know of any wells on the described real property.

GRANTOR
(name of entity)

By:
Its:

By:
Its:

1

State of Minnesota)

) ss.

County of _______________)

The foregoing instrument was acknowledged before me on _______________, by ________________________ as ________________________________ and by __________________________________ as ________________________ of ________________________________.

Notary Public

This instrument was drafted by:	Real Estate Tax Statements to be sent to:

Kaplan, Strangis and Kaplan, P.A.
5500 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402

2

EXHIBIT “A:

to

Deed

PROPERTY DESCRIPTION

3

EXHIBIT J

FORM OF BILL OF SALE

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, _______________________, ___________________ (“Seller”), hereby conveys to _______________________________, a (“Purchaser”), all of Seller’s right, title and interest in and to all tangible personal property upon the land described on Exhibit A attached hereto or within the improvements located on such land, including specifically, without limitation, the items set forth on Exhibit B attached hereto, all appliances, furniture, carpeting, draperies and curtains, tools and supplies, and any other items of personalty owned by Seller and used exclusively in connection with the operation of the land and the improvements located thereon (the “Personal Property”) relating to certain real property located at,  .

Seller represents and warrants to Purchaser that Seller has not previously conveyed, assigned or encumbered title to the Personal Property, Seller is the sole and lawful owner of the Personal Property, Seller has the full power and authority to transfer all rights, interests, title and benefits of Seller in and to the same to Purchaser, and Seller will warrant the right and title to the Personal Property against all persons lawfully claiming by, under or through Seller, but not otherwise.  Seller specifically does not make any other express or implied warranty or representation with respect to the Personal Property, including, but not limited to, fitness for any particular purpose; the design or condition of the Personal Property; the quality or capacity of the Personal Property; workmanship or compliance of the Personal Property with the requirements of any law, rule, specification or contract relating thereto; patent infringement; or latent defect.  Except as expressly stated herein, Purchaser accepts the Personal Property on an “AS IS, WHERE IS” basis.

This Bill of Sale is subject to Section 15.17 of that certain Purchase and Sale Agreement dated as of __________________, 2014 by and between Seller and Purchaser.

IN WITNESS WHEREOF, Seller has caused this instrument to be executed and delivered as of this _____ day of ___________________, 20__.

SELLER:

By:
Name:
Its:

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EXHIBIT K

FORM OF ASSIGNMENT AND ASSUMPTION OF LEASES

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, _________________________, ____________________, having its principal office at ________________________________________, __________________ (“Assignor”), hereby sells, transfers, assigns and sets over unto , a , having its principal office at _________________________________________ (“Assignee”), its legal representatives, successors and assigns, all of Assignor’s right, title and interest in, to and under (a) those certain leases referred to on Exhibit A attached hereto and made a part hereof (the “Leases”) affecting the real estate legally described in the Agreement (as hereinafter defined) and commonly known as ________________________ Apartments (the “Property”), and (b) the rent therein referred except, however, that portion of said rent attributable to periods of time prior to the Closing Date, as defined in that certain Agreement of Purchase and Sale by and between Assignor and Assignee, dated as of ________________, 2014 (the “Agreement”).

Assignee does hereby accept the foregoing Assignment and Assumption of Leases subject to the terms and conditions herein and in the Leases, and does hereby assume, without exculpation, as of the date hereof, and become responsible for and agree to perform, discharge, fulfill and observe all of the obligations, terms, covenants, provisions and conditions under the Leases arising from and after the Closing Date and Assignee agrees to be liable for the observance and performance thereof as fully as though Assignee was the original landlord or lessor thereunder.

Assignor agrees to protect, defend, indemnify and hold harmless Assignee, its legal representatives, successors and assigns from any and all losses, damages, expenses, fees (including, without limitation, reasonable attorneys’ fees), court costs, suits, judgments, liability, claims and demands whatsoever in law or in equity, incurred or suffered by Assignee, its legal representatives, successors and assigns or any of them arising out of or in connection with the Leases as to events occurring prior to the Closing Date.

Assignee agrees to protect, defend, indemnify and hold harmless Assignor, its legal representatives, successors and assigns from any and all losses, damages, expenses, fees (including, without limitation, reasonable attorneys’ fees), court costs, suits, judgments, liability, claims and demands whatsoever in law or in equity, incurred or suffered by Assignor, its legal representatives, successors and assigns or any of them arising out of or in connection with the Leases as to events occurring from and after the Closing Date.

Notwithstanding anything to the contrary contained in this Assignment and Assumption of Leases, it is expressly understood and agreed by and between the parties hereto that any liability of Assignor hereunder shall be limited as set forth in Section 15.17 of that certain

1

Purchase and Sale Agreement dated as of ____________________, 2014 by and between Assignor and Assignee.

This Assignment and Assumption of Leases shall be binding upon and shall inure to the benefit of Assignor and Assignee and their respective beneficiaries, legal representatives, heirs, successors and assigns.

This Assignment and Assumption of Leases may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption of Leases this _____ day of _________________, 20__.

Assignor:

By:
Name:
Its:

Assignee:

a

By:

Name:

Its:

2

EXHIBIT “A”

to

Assignment and Assumption of Leases

Rent Roll

3

EXHIBIT L

FORM OF ASSIGNMENT AND ASSUMPTION OF CONTRACTS

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ______________________, ____________________, having its principal office at 5750 East River Road, Minneapolis, Minnesota  55432 (“Assignor”), hereby sells, transfers, assigns and sets over to _______________________________, a having its principal office at ______________________________________________ (the “Assignee”), and Assignee hereby assumes and accepts the assignment and delegation of all of Assignor’s right, title and interest in and to the contracts described on Exhibit A attached hereto (the “Service Contracts”) relating to certain real property located at _____, _________, and Assignee hereby accepts such assignment and hereby assumes the performance of all of the terms, covenants and conditions imposed upon Assignor under said Service Contracts accruing or arising on or after the date of this Assignment.

Assignor hereby covenants that Assignor will, upon written request, execute and deliver to Assignee or Assignee’s successors, nominees or assigns (collectively, “Assignee’s Successors”), any instruments as Assignee or Assignee’s Successors may reasonably request in order to fully assign to Assignee or Assignee’s Successors all Assignor’s right, title, and interest in and to the Service Contracts.

Assignor shall be responsible for and Assignee shall not be liable for any and all costs (including reasonable attorneys’ fees and costs), damages, liabilities, claims, losses and causes of action incurred by or asserted against Assignee as a result of any failure to perform any obligation of Assignor under said Service Contracts which accrued prior to the date of this Assignment.

Assignee shall be responsible for and Assignor shall not be liable for any and all costs (including reasonable attorneys’ fees and costs), damages, liabilities, claims, losses, and causes of action incurred by or asserted against Assignor as a result of any failure to perform or breach by Assignee of any of Assignee’s obligations under the Service Contracts which accrued on or after the date of this Assignment.

Assignor agrees to protect, defend, indemnify and hold harmless Assignee, its legal representatives, successors and assigns from any and all losses, damages, expenses, fees (including, without limitation, reasonable attorneys’ fees), court costs, suits, judgments, liability, claims and demands whatsoever in law or in equity, incurred or suffered by Assignee, its legal representatives, successors and assigns or any of them arising out of or in connection with the Service Contracts as to events occurring prior to the Closing Date.

Assignee agrees to protect, defend, indemnify and hold harmless Assignor, its legal representatives, successors and assigns from any and all losses, damages, expenses, fees (including, without limitation, reasonable attorneys’ fees), court costs, suits, judgments, liability, claims and demands whatsoever in law or in equity, incurred or suffered by Assignor, its legal

1

representatives, successors and assigns or any of them arising out of or in connection with the Service Contracts as to events occurring from and after the Closing Date.

Notwithstanding anything to the contrary contained in this Assignment and Assumption of Service Contracts, it is expressly understood and agreed by and between the parties hereto that any liability of Assignor hereunder shall be limited as set forth in Section 15.17 that certain Purchase and Sale Agreement dated as of _______________________, 2014 by and between Assignor and Assignee.

This Assignment and Assumption of Service Contracts shall be binding upon and shall inure to the benefit of Assignor and Assignee and their respective beneficiaries, legal representatives, heirs, successors and assigns.

This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

2

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment effective as of the date set forth below.

Executed as of this ______ day of ______________, 20__.

Assignor:

By:
Name:
Its:

Assignee:

a

By:

Name:

Its:

3

EXHIBIT “A”

to

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

SCHEDULE OF CONTRACTS

(See Attached)

4

EXHIBIT M

GENERAL ASSIGNMENT OF INTANGIBLES

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ________________________________________, having its principal office at 5750 East River Road, Minneapolis, Minnesota 55432 (“Assignor”), hereby sells, transfers, assigns and sets over to _____________________________, a whose address is ____________________________________________ (“Assignee”), its legal representatives, successors and assigns, all of Assignor’s right, title and interest in and to, (i) all assignable existing warranties and guaranties (express or implied) issued to Assignor in connection with the property located at _________________ (the “Property”); (ii) all assignable licenses, permits, and certificates of occupancy,  (iii)  all assignable trade names, domain names, logos, marks, trademarks, service marks, symbols and items of identification relative to the Property which are owned by Seller, (iv) plans, drawings, specifications, surveys, engineering reports, and other technical descriptions, if any, relating to the Property in Assignor’s possession, and (v) all telephone exchange numbers and other items of intangible personal property owned by Assignor that relate to the ownership, use, leasing, maintenance, service or operation of the Property (collectively, the “Intangibles”).

This General Assignment of Intangibles shall be binding upon and shall inure to the benefit of Assignor and Assignee and their respective beneficiaries, legal representatives, heirs, successors and assigns.

Notwithstanding anything to the contrary contained in this General Assignment of Intangibles, it is expressly understood and agreed by and between the parties hereto that any liability of Assignor hereunder shall be limited as set forth in Section 15.17 of that certain Purchase and Sale Agreement dated as of ______________________, 2014 by and between Assignor and Assignee.

This General Assignment of Intangibles may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same agreement.

[Signatures on following page]

1

IN WITNESS WHEREOF, the parties hereto have executed this General Assignment of Intangibles this _____ day of _________________, 20__.

Assignor:

By:
Name:
Its:

Assignee:

a

By:

Name:

Its:

2

EXHIBIT N

FORM OF TENANT NOTICE

(Month) (Date), 20__

________________________

Re:NOTICE OF CHANGE OF OWNERSHIP

Dear Resident,

This is to advise you that, effective (Month) (Day), 20__, ________________________ Apartments have been sold to , a (“New Owner”).

The security deposit that you paid in conjunction with your leased apartment, in the amount of

$, has been received by the New Owner who has assumed responsibility for distribution in accordance to the terms and conditions set forth in your lease agreement.  All future rental payments with respect to your apartment lease agreement should continue to be paid on the 1st of each month directly to the onsite leasing office and made payable to .

Please feel free to contact the office management at ________________________ Apartments at _________________ if you should have any questions.

Sincerely,

The ________________________ Apartments Team

EXHIBIT O

FORM OF CERTIFICATE OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person.  To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by ______________________________, a Minnesota limited liability company (“Seller”), the undersigned hereby certifies the following on behalf of the Seller:

1.Seller is not a foreign corporation, foreign trust, foreign estate or foreign person (as this term is defined in the Internal Revenue Code and Income Tax Regulations);

2.Seller’s U.S. employer identification number is; and

3.Seller’s address is.

Seller understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury the undersigned declares that it has examined this certification and to the best of its knowledge and believe it is true, correct and complete, and it further declares that it has authority to sign this document on behalf of Seller.

Dated: ____________________, 20____

Seller:

By:
Name:
Its: